#0014259.01
                                                 78555-21325
                                             Exhibit 23.1
The Board of Directors
The Sherwood Group, Inc. and Subsidiaries

We consent to the incorporation by reference herein of our report dated July 31, 1995, with respect to the consolidated statements of financial condition of The Sherwood Group, Inc. and Subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995, which report appears in the Form 10-K of The Sherwood Group, Inc. and Subsidiaries dated May 31, 1995.


                              KPMG Peat Marwick, LLP


New York, New York
November 15, 1995